The George Putnam Fund of Boston, Annual Report, 07/31/07


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended July 31, 2007 Putnam Management has
assumed $12,549 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).


72DD1 (000s omitted)		Class A	91,250
					Class B	10,953
					Class C	 1,475

72DD2 (000s omitted)		Class M	 4,390
					Class R	    46
					Class Y	14,027


73A1					Class A	0.524
					Class B	0.375
					Class C	0.384

73A2					Class M	0.431
					Class R	0.480
					Class Y	0.571

74U1	(000s omitted)		Class A	 175,972
					Class B	 23,104
					Class C	  3,889

74U2	(000s omitted)		Class M	 9,892
					Class R	    113
					Class Y	 21,232

74V1					Class A	18.10
					Class B	17.90
					Class C	17.97

74V2					Class M	17.89
					Class R	18.04
					Class Y	18.15
Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.
Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.